Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2016

– Production of 16,085 Boe per day for the quarter, up 36% from second quarter –

– Permian Basin production now represents 61% of Company total –

– Closed acquisition of 3,293 net acres in Delaware Basin –

– Planning two rig drilling program for 2017 –

Denver, Colorado – November 7, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and nine months ended September 30, 2016.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “The third quarter of 2016 was quite strong for Resolute.  Sequential average daily production for the quarter increased 36 percent to 16,085 barrels of oil equivalent (“Boe”) per day, almost 10,000 Boe per day of which came from our Permian Basin operations.  In addition, we reduced our lease operating expense (“LOE”) to $11.20 per Boe, a 37 percent reduction compared to the prior year period and a 23 percent reduction from the prior quarter.

“Our Delaware Basin drilling program in Reeves County, Texas, continues to post impressive results.  The South Goat well, a long lateral (10,000 foot) in our Appaloosa project area has established a peak 24-hour rate of 3,336 Boe per day and a peak 30-day rate of 3,107 Boe per day.  In addition to the strong initial production rates, the production profiles of our recent wells continue to show shallower-than-forecast decline rates.  Five of the wells in our 2016 drilling program have established peak 90-day and peak 120-day rates.  The peak 90-day rates average almost 94 percent of the peak 30-day rates, and the peak 120-day rates average approximately 90 percent of the peak 30-day rates.  Four of the wells in our 2016 drilling program have established peak 150-day rates that are approximately 89 percent of the peak 30-day rates.  We believe that the stability of production results from the combination of prudent, conservative operations and excellent reservoir characteristics.

“We recently reached total depth on two mid-length laterals (7,500 foot) in the eastern part of our Mustang project area.  These wells will be our first 80-acre spacing test, with completions currently scheduled for mid-November.  The success of these two wells will be an important step in validating our inventory of more than 300 potential Wolfcamp A and Wolfcamp B wells in the Delaware Basin.  We will follow this test with additional spacing tests later in the fourth quarter and early in 2017.

“During the quarter, we also closed the sale of our Reeves County midstream assets.  This transaction provided approximately $36 million of net proceeds to Resolute.  Those proceeds were used to repay debt outstanding under our revolving credit facility and for general corporate purposes.

“Following the end of the quarter, as previously disclosed, Resolute closed the acquisition of additional Reeves County oil and gas properties consisting of 3,293 net acres in Mustang, and interests in thirteen horizontal and fifteen vertical wells, which produced approximately 1,200 net Boe per day.  We operate substantially all of the acquired properties.  The properties contain estimated proved reserves of 6.2 MMBoe with PV-10 of $45.8 million, using strip pricing at June 30, 2016.  We issued 2,114,523 shares of our common stock to the seller and financed the remaining consideration with the net proceeds of the private placement of 62,500 shares of 8⅛% Series B Cumulative Perpetual Convertible Preferred Stock and borrowings under our revolving credit facility.

“With our current rig scheduled to spud three additional wells during the fourth quarter, we have turned our attention to the 2017 development plan.  Our Board of Directors has given preliminary approval to a 2017 Delaware Basin plan that will utilize two rigs to drill approximately 22 gross (20.8 net) wells.  We expect that this program will result in substantially all of our Delaware Basin acreage being held by production by the end of the year.  While we anticipate that 2017 capital expenditures will exceed cash flow, we expect to have sufficient liquidity to fund the balance.  We expect to refinance our revolving credit facility before March 2017, and believe that the borrowing capacity of our asset base is sufficient to enable us to fund our 2017 capital program.  Assuming that we drill with a two rig program and continue to deliver high quality drilling results, average annual production during 2017 could be almost double that of 2016.  Assuming a 2017 average oil price of $55 per barrel and a gas price of $3.25 per MMBtu, the organic gains in Adjusted EBITDA generated from such a program could be expected to improve leverage metrics significantly, resulting in a year-end 2017 debt to Adjusted EBITDA ratio approaching 3x.

“Finally, consistent with our ongoing strategy of divesting non-core assets, we received a proposal to purchase our remaining New Mexico assets and believe that the disposition will close in the fourth quarter.”

Operations Update

Permian Basin

Production from our Permian Basin properties averaged 9,834 Boe per day, an increase of 75 percent over average second quarter production.  Comparing the third quarter 2016 to the third quarter of 2015, production in the Permian Basin has more than doubled.  The significant increase in production both quarter-over-quarter and year-over-year is a result of our strong drilling performance in Reeves County and the quality of our Delaware Basin acreage.  We continue to carry this momentum into the fourth quarter, as our third quarter exit rate was approximately 12,000 Boe per day.

Lease operating expense for the third quarter was $5.77 per Boe, down from $7.24 per Boe posted in the second quarter of 2016.  This is a decrease of $1.47 per Boe, or 20 percent, from the second quarter, after taking into account the effects of the new gathering fee structure under the commercial agreements associated with the sale of our midstream assets.

As of the date of this release, we have drilled and completed nine of the planned fourteen gross wells in our 2016 drilling program.  The eighth well, the South Goat 02 2204H, a long lateral Wolfcamp A well in Appaloosa, is producing and has established a peak 24-hour rate of 3,336 Boe per day and a 30-day peak rate of 3,107 Boe per day.  The ninth well, the South Mitre 02 2102H, also a long lateral Wolfcamp A well in Appaloosa, is flowing back and has recently produced more than 2,300 Boe per day.  The production rates could climb as the well cleans up.  The tenth and eleventh wells, the Boucher 2 #03H and Uinta 0204H, have been drilled to TD and will be completed sequentially in mid-November.  These wells are both mid-length Wolfcamp A laterals in the eastern part of Mustang and will be our first 80-acre spacing completions.  The rig has moved back to Appaloosa and is drilling the Harrison State C20 1402H, a mid-length Wolfcamp A lateral that we expect to reach TD by the end of the week.  Then the rig will return to Mustang for the remainder of the year to drill a pair of Wolfcamp A mid-length laterals to test 80-acre offset stack spacing.

Aneth Field

Aneth Field continues to deliver strong results and positive field level cash flow.  Production was consistent at 6,250 Boe per day, which is flat sequentially and one percent higher than production in the prior year quarter.  Year to date production averaged 6,186 Boe per day.  Lease operating expense for third quarter was $19.49 per Boe, down seven percent from the prior quarter.  Year to date LOE per Boe improved to $20.22, a decrease of $0.48 per Boe from the prior year period.  Capital spending for the third quarter decreased to $2.0 million.  CO2 purchases continue to comprise about 60 percent of the total, or $1.6 million per quarter. Upgrades to the field electrical system and other mechanical systems represent most of the rest of the capital expenditures.

Third Quarter Comparative Results

Resolute recorded a net loss of $18.9 million, or $1.24 per share, on revenue of $47.4 million during the three months ended September 30, 2016.  Included in this net loss was $4.0 million of commodity derivative gains.  This compares to a net loss of $182.8 million, or $12.20 per share, on revenue of $36.6 million during the three months ended September 30, 2015.  The 2015 loss included commodity derivative gains of $50.4 million and a non-cash impairment charge of $198 million.

For the nine months ended September 30, 2016, Resolute recorded a net loss of $141.1 million or $9.33 per share, on revenue of $101.8 million.  The 2016 loss included $11.7 million of commodity derivative losses and a non-cash impairment charge of $58 million.  This compares to net loss of $650.1 million, or $43.45 per share, on revenue of $126.1 million during the nine months ended September 30, 2015.  The 2015 loss included commodity derivative gains of $54.0 million and a non-cash impairment charge of $628 million.

Third Quarter and Nine Months 2016 Results Compared to

Third Quarter and Nine Months 2015 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	575	570	1,695	1,719
Permian	905	427	1,685	1,418
Wyoming	—	147	—	453
Total production	1,480	1,144	3,380	3,590

Daily rate (Boe)	16,085	12,439	12,336	13,151

Revenue per Boe (excluding commodity derivative settlements)	$32.04	$32.00	$30.12	$35.14
Revenue per Boe (including commodity derivative settlements)	$46.47	$53.31	$50.73	$53.68

Revenue	$47,419	$36,617	$101,810	$126,146
Commodity derivative settlements	21,357	24,386	69,649	66,564
Revenue, including derivative settlements	68,776	61,003	171,459	192,710

Operating expenses:
Lease operating expense	$16,572	$20,469	$46,078	$60,241
Production and ad valorem taxes	4,839	5,431	12,229	17,717
Depletion, depreciation, amortization and asset retirement obligation accretion	12,474	21,900	33,700	80,414
Impairment of proved oil and gas properties	—	198,000	58,000	628,000
General and administrative expense	7,161	7,329	23,659	22,170
Cash-settled incentive awards	16,043	355	18,275	702

Net loss	$(18,856)	$(182,769)	$(141,074)	$(650,098)

Adjusted EBITDA	$40,308	$30,796	$91,822	$101,481

Adjusted EBITDA (a non-GAAP measure): During the third quarter of 2016, Resolute generated $40.3 million of Adjusted EBITDA, or $27.24 per Boe. During the prior year period, Resolute generated $30.8 million of Adjusted EBITDA, or $26.91 per Boe.  The increase in Adjusted EBITDA was the result of increased revenue as a result of increased production and decreased lease operating expense.  These items were partially offset by an increase in cash-settled incentive award expense.

During the first nine months of 2016, Resolute generated $91.8 million of Adjusted EBITDA, or $27.17 per Boe, a ten percent decrease from the prior year period during which Resolute generated $101.5 million of Adjusted EBITDA, or $28.27 per Boe.  The decrease in Adjusted EBITDA was the result of decreased income from operations related to property sales completed in 2015.

Production:  Production for the quarter ended September 30, 2016, increased 29 percent to 1,480 MBoe, or 16,085 Boe per day, as compared to 1,144 MBoe, or 12,439 Boe per day, during the third quarter of 2015.  During the nine months ended September 30, 2016, production decreased six percent to 3,380 MBoe, or 12,336 Boe per day, from the 3,590 MBoe, or 13,151 Boe per day, during the nine months ended September 30, 2015.  Pro forma for the property sales completed in 2015, production increased by 72 percent for the quarter and 29 percent for the nine months ended September 30, 2016.

Third quarter 2016 production from the Company’s Aneth Field properties remained relatively unchanged at 6,250 Boe per day as compared to the 6,191 Boe per day produced in the third quarter of 2015, and the 6,251 Boe per day produced during the second quarter of 2016.  During the nine months ended September 30, 2016, production decreased less than two percent to 6,186 Boe per day from the 6,296 Boe per day during the nine months ended September 30, 2015.

Production from the Company’s Permian Basin properties increased 112 percent to 9,834 Boe per day, as compared to the 4,644 Boe per day produced in the third quarter of 2015, and increased 75 percent from the 5,614 Boe per day produced during the second quarter of 2016.   During the nine months ended September 30, 2016, production increased eighteen percent to 6,150 Boe per day from the 5,194 Boe per day during the first nine months of 2015.  Pro forma for property sales completed in 2015, production increased more than 200 percent for the quarter and 87 percent for the nine months ended September 30, 2016.

Revenue:  During the third quarter of 2016 Resolute realized a thirteen percent increase in adjusted revenue (revenue including commodity derivative settlements), a non-GAAP measure, as compared to the prior year quarter due to increased production attributable to positive results from the 2016 drilling program in the Permian Basin offset by decreased derivative settlement gains.  Total adjusted revenue for the quarter was $68.8 million, including the effect of commodity derivative settlement gains of $21.4 million.  During the third quarter of 2015 Resolute had total adjusted revenue of $61.0 million, including the effect of commodity derivative settlement gains of $24.4 million.

During the nine months ended September 30, 2016, Resolute realized an eleven percent decrease in adjusted revenue as compared to the nine months ended September 30, 2015, due to decreased commodity pricing as well as decreased production due to the 2015 property sales, partially offset by increased derivative settlement gains.  Total adjusted revenue for the nine months ended September 30, 2016, was $171.5 million, including the effect of commodity derivative settlement gains of $69.6 million.  For the nine months ended September 30, 2015, Resolute had total adjusted revenue of $192.7 million, including the effect of commodity derivative settlement gains of $66.6 million.

Operating Expenses:  For the third quarter of 2016, total LOE decreased $3.9 million, or nineteen percent, to $16.6 million, or $11.20 per Boe, as compared to third quarter 2015 LOE of $20.5 million, or $17.89 per Boe.  The significant decrease in unit operating expense is due to the combination of lower total costs attributable to property sales and the significant increase in production.  Total production taxes decreased by $0.6 million, or eleven percent, to $4.8 million (ten percent of revenue) from $5.4 million in 2015 (fifteen percent of revenue).  Production taxes also decreased on a Boe basis to $3.27 per Boe in 2016 from $4.75 per Boe in 2015.

For the nine months ended September 30, 2016, total LOE decreased 24 percent to $46.1 million, or $13.63 per Boe, from 2015 LOE of $60.2 million, or $16.78 per Boe.  Approximately 92 percent of the absolute decrease was attributable to the decrease in operating costs due to property sales.  Total production taxes decreased by $5.5 million, or 31 percent, to $12.2 million (twelve percent of revenue) as compared to $17.7 million (fourteen percent of revenue), and decreased on a Boe basis to $3.62 per Boe in 2016 from $4.93 per Boe in 2015.

For the third quarter of 2016, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased 43 percent to $12.5 million as compared to the third quarter of 2015 DD&A expenses of $21.9 million.  DD&A expenses also decreased on a Boe basis to $8.43 per Boe in 2016 from $19.14 per Boe in 2015 due primarily to a decrease in the 2016 amortization base resulting from the $333 million in ceiling test impairments recorded during the period from July 1, 2015, through March 31, 2016.

For the first nine months of 2016, DD&A expenses decreased 58 percent to $33.7 million as compared to the first nine months of 2015 expenses of $80.4 million.  DD&A expenses also decreased on a Boe basis to $9.97 per Boe in 2016 from $22.40 per Boe in 2015.  The reason for the nine month decrease was substantially the same as that discussed for the quarterly decrease.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  No impairment was recorded during the three months ended September 30, 2016. However, we recorded a $58 million non-cash impairment of the carrying value of our proved oil and gas properties during the nine months ended September 30, 2016, as a result of the ceiling test limitation at March 31, 2016.  This compares to the $198 million and $628 million non-cash impairments for the three and nine months ended September 30, 2015, respectively.

General and Administrative Expense:  Resolute’s general and administrative expenses decreased two percent to $7.2 million during the third quarter of 2016, as compared to $7.3 million during the same period in 2015. On a unit-of-production basis, general and administrative expenses decreased 24 percent as a result of increased production.  Cash-based general and administrative expense for the third quarter of 2016 was $5.8 million or $3.94 per Boe compared to $4.5 million, or $3.91 per Boe in the comparable 2015 period.  Share-based compensation expense, a non-cash item, represented $1.4 million for the third quarter of 2016 and $2.8 million for the third quarter of 2015.

For the first nine months of 2016, general and administrative expenses increased to $23.7 million, as compared to $22.2 million during 2015.  The $1.5 million, or seven percent, increase primarily resulted from approximately $1.5 million in professional fees related to the previously announced termination of the potential senior notes exchange and $2.8 million in reduced corporate overhead reimbursements due to property sales, offset by reduced share-based compensation.  Cash-based general and administrative expense for the first nine months of 2016 was $18.8 million or $5.56 per Boe, compared to $13.7 million, or $3.82 per Boe in the comparable 2015 period.  Share-based compensation expense represented $4.9 million for the first nine months of 2016 and $8.5 million for the first nine months of 2015.

Cash-settled Incentive Awards:  Due to the substantial increase in the price of Resolute common stock, we booked an expense item of $16.0 million during the third quarter of 2016 for cash-settled incentive award expenses as compared to $0.4 million in the third quarter of 2015.  Actual cash payments for the quarter were $1.4 million.  On a per-unit basis, cash-settled incentive award expense was $10.84 per Boe in 2016 as compared to $0.31 per Boe in 2015.  For the nine months ended September 30, 2016, cash-settled incentive award expenses increased to $18.3 million as compared to $0.7 million for the nine months ended September 30, 2015, with actual cash payments for the nine month period of $2.9 million.  On a per-unit basis, cash-settled incentive expense was $5.41 per Boe in 2016 as compared to $0.20 per Boe in 2015.  The 2016 increase in expense is a result of the grant of time- and performance-based restricted cash awards as well as cash-settled stock appreciation rights under the long-term incentive program, and the achievement of multiple performance targets that are based on the Company’s stock price.  The time-based awards will vest and be expensed ratably over three years.  The performance-based awards and the stock appreciation rights will vest ratably over three years but their fair value will be re-measured at each period end over their lives.  Additional cash payments of $2 million to $3 million are expected to be paid in the three months ended December 31, 2016, as a function of the price of our common stock.

Capital Expenditures:  During the quarter ended September 30, 2016, Resolute incurred oil and gas related capital expenditures of approximately $35.3 million, excluding capitalized interest of $0.3 million.  During the first nine months of 2016, Resolute incurred oil and gas related capital expenditures of approximately $98.6 million, excluding capitalized interest of $1.4 million.   These capital investments were primarily for drilling and completion projects in the Permian Basin.

Liquidity and Capital Resources: Outstanding indebtedness of $528.3 million at September 30, 2016, consisted of $0 in revolving credit facility debt, $128.3 million of the second lien term loan and $400 million of senior notes, compared to total indebtedness of $738.6 million at September 30, 2015, a reduction of $210.3 million.  As of September 30, 2016, the borrowing base under our revolving credit facility was $105 million.  The borrowing base was reaffirmed by our lender group on September 23, 2016.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Oil	$ 42,394	$ 32,027	$ 93,672	$ 111,910
Gas	3,574	3,678	5,761	10,908
Natural gas liquids	1,451	912	2,377	3,328
Total revenue	47,419	36,617	101,810	126,146
Operating expenses:
Lease operating	16,572	20,469	46,078	60,241
Production and ad valorem taxes	4,839	5,431	12,229	17,717
Depletion, depreciation, amortization, and asset retirement obligation accretion	12,474	21,900	33,700	80,414
Impairment of proved oil and gas properties	—	198,000	58,000	628,000
General and administrative	7,161	7,329	23,659	22,170
Cash-settled incentive awards	16,043	355	18,275	702
Total operating expenses	57,089	253,484	191,941	809,244
Loss from operations	(9,670)	(216,867)	(90,131)	(683,098)
Other income (expense):
Interest expense, net	(13,272)	(16,307)	(39,330)	(43,318)
Commodity derivative instruments gain (loss)	3,972	50,399	(11,739)	54,043
Other income (expense)	114	6	126	(79)
Total other income (expense)	(9,186)	34,098	(50,943)	10,646
Loss before income taxes	(18,856)	(182,769)	(141,074)	(672,452)
Income tax benefit (expense)	—	—	—	22,354
Net loss	$ (18,856)	$ (182,769)	$ (141,074)	$ (650,098)
Net loss per common share:
Basic and diluted	$ (1.24)	$ (12.20)	$ (9.33)	$ (43.45)
Weighted average common shares outstanding:
Basic and diluted	15,173	14,971	15,122	14,958

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Net loss	$(18,856)	$(182,769)	$(141,074)	$(650,098)
Adjustments:
Interest expense, net	13,272	16,307	39,330	43,318
Income tax (benefit) loss	—	—	—	(22,354)
Depletion, depreciation, amortization and asset retirement obligation accretion	12,474	21,900	33,700	80,414
Impairment of proved oil and gas properties	—	198,000	58,000	628,000
Stock-based compensation	1,409	3,016	5,142	8,978
Cash-settled incentive awards accrued	16,043	355	18,275	702
Cash-settled incentive awards paid	(1,419)	—	(2,939)	—
Mark-to-market (gain) loss	17,385	(26,013)	81,388	12,521
Total adjustments	59,164	213,565	232,896	751,579
Adjusted EBITDA	$40,308	$30,796	$91,822	$101,481

Earnings Call Information

Resolute will host an investor call on November 8, 2016, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada.  The conference call I.D. number is 10095284. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through November 15, 2016, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from outside the U.S.  The conference call I.D. number is 10095284.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward-looking statements include statements regarding our production and cost guidance for 2016 and 2017; anticipated capital expenditures in 2016 and 2017 and the sources of such funding; anticipated refinancing of our revolving credit facility and the borrowing capacity of our assets; the potential to divest our New Mexico properties and the timing of such transaction; anticipated drilling program for the remainder of 2016 and 2017; the prospect for increased production and Adjusted EBITDA and reducing our debt to EBITDA ratio in 2017; our expectations regarding our development activities and drilling plans; anticipated lease operating expenses, production taxes, general and administrative expenses, and depletion, depreciation and amortization rates; anticipated proved reserves, rates of return, cash margins, net asset values and PV-10 values of our projects and properties; our financial condition and management of the Company in the current commodity price environment; future liquidity and capital availability to pursue future drilling programs and development; future financial and operating results; future production, production exit rates, reserve growth and decline rates; future revenues by product; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the drilling costs associated with such projects and the timing to reach “held by production” status; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the

Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Any reserves estimates or potential resources disclosed in our public filings, press releases and investor presentations that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines.  We sometimes include estimates of quantities of oil and gas using certain terms, such as “resource,” “resource potential,” “EUR,” “oil in place,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC definition of proved, probable and possible reserves.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered.  The Company believes its potential resource estimates are reasonable, but such estimates have not been reviewed by independent engineers. Furthermore, estimates of potential resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.  Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered.  Reserve estimates mentioned in this release were prepared internally using price and cost assumptions and methodologies that are different from what would be required if prepared in accordance with guidelines established by the Securities and Exchange Commission for the estimation of proved reserves, and such reserve estimates do not include probable and possible reserves.

Production rates, including 24‐hour peak IP rates, 30‐day peak IP rates, 90‐day peak IP rates and 120‐day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history.  These rates are sometimes actual rates and sometimes extrapolated or normalized rates.  As such, the rates for a particular well may change as additional data becomes available.  Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable.  Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as lease‐line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet.  Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

The Company periodically provides supplemental information by posting presentations and other material on the Company website at www.resoluteenergy.com.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com